UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2013

CARDIFF INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2747 Paradise Road, Unit 1103,

Las Vegas, NV 89109

(Address of principal executive offices, including zip code)

(818) 783-2100

(Registrant's telephone number, including area code)

411 N New River Drive E, Unit 2202

Ft. Lauderdale, FL 33301

________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Effective October 22, 2013, our company's Articles of Incorporation were amended to increase the number of authorized shares of Common Stock to 3,000,000,000 shares from 250,000,000,000 shares. Additionally the Company authorized to issue four Preferred Series A, par value $0.00001 and ten million Preferred Series B, par value $0.0001, a definitive 14C was filed on October 24, 2013.

Additionally, on December 6, 2013 our company’s Articles of Incorporation were further amended to amend Preferred Series B, changing the par value to $0.001 and establishing 5 other Preferred Share Classes: ten thousand Preferred C Stock, par value of .00001; 1,000,000 Series D Preferred Stock, par value $0.001, 2,000,000 Series E Preferred Stock, par value of .001; 1,000,000 Series F Preferred Stock, par value of .001 and 2,000,000 Series G Preferred Stock, par value of .001. These amendments were effective upon filing each action with Colorado Secretary of State on October 22, 2013 and December 06, 2013 respectively.

On December 6, 2013 our company’s articles of incorporation authorized Daniel R Thompson voting control of the company our Chairman/CEO.

Further, on December 6, 2013 our company’s Articles of Incorporation were also amended to award the Chairman and CEO Daniel Thompson voting control of the company by 63% of the votes. This control is governed by the rights and privileges of Series A Preferred Stock. Finally a Lock up, Leak Out Agreement was established for the following Classes of Preferred Stock: B, D, E, F, & G to protect all minority shareholders.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardiff International, Inc.

Dated: February 20, 2014	By:	/s/ Daniel Thompson
Daniel Thompson
	Title:	Chairman / Chief Executive Officer

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